Exhibit 99.1

Gaiam Announces Third Quarter 2010 Results

Operating income grows 13.5%

Earnings per share increase $0.02

Boulder, CO, November 3, 2010 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its third quarter ended September 30, 2010. Gaiam will host a conference call today, November 3, 2010, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

Net revenue for the third quarter ended September 30, 2010 decreased 2.8% to $72.3 million from $74.4 million recorded during the same quarter last year. The decline was primarily attributable to the Company’s focus on improving operating income by strategically reducing television advertising and catalog circulation, partially offset by sales growth in the business and solar segments.

Gross profit decreased to $33.2 million, or 45.9% of net revenue, during the third quarter of 2010, from $35.8 million, or 48.1% of net revenue, during the comparable quarter last year. The change in gross margin resulted primarily from increased revenues in the lower margin solar segment and a higher mix of fitness products and accessories, driven by the launch of Reebok accessories at Target stores. Excluding the solar segment, gross profit, as a percentage of net revenue, was 56.5% during the third quarter of 2010.

Expenses improved during the quarter, the result of payroll and infrastructure cost reduction measures, as well as television advertising and catalog circulation optimization. Expenses decreased $2.8 million, or 240 basis points as a percentage of net revenue, to $32.1 million, or 44.4% of net revenue, during the third quarter of 2010 from $34.9 million, or 46.8% of net revenue, during the same quarter last year.

Income from operations during the third quarter of 2010 improved 13.5% to $1.1 million from $1.0 million during the same quarter last year. Interest and other income during the third quarter of 2010 included a gain on an equity investment of $1.0 million. Net income was $0.9 million, or $0.04 per share, during the third quarter of 2010, compared to $0.4 million, or $0.02 per share, during the same quarter last year.

For the first nine months of 2010, revenue was $190.9 million, compared to $190.8 million in same period of last year. Net income for the first nine months of 2010 improved $3.8 million to $59,000, or $0.00 per share, compared to a net loss of $3.7 million, or $0.16 per share, during the same period last year.

The Company ended the third quarter of 2010 with $40.8 million in cash and no debt. Cash declined $7.5 million from the end of last year primarily due to the payment of an annual cash dividend of $3.5 million, or $0.15 per share, and the acquisition of Discovery’s catalog media library from its previous licensor to complement the Company’s new licensing relationship with Discovery.

“We continue to execute our strategies to control costs, increase our branded store presence, optimize our marketing expenditures and invest in new products and digital delivery,” said Lynn Powers, CEO. “As a result, this quarter our store-within-store presence grew to 14,500 doors compared to 12,500 doors last quarter and our warehouse consolidation is complete, furthering our cost savings. We continue to look forward to the opportunities that these strategies will create for us in the fourth quarter and beyond.”

“We are pleased with our $6.8 million improvement in operating income through September, as well as encouraged by a positive earnings outlook for our fourth quarter,” said Jirka Rysavy, Chairman. “The 32% expansion of our store-within-store presentations during the last 12 months, the addition of our digital sales unit and improvements in our catalog business are good signs for revenue growth in 2011.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CST on November 10, 2010.

Replay number:	(800) 666-8984; (402) 220-0269
Passcode:	GAIAM (42426)

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of 65,000 retail doors, 14,500 store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Carole Buyers	John Mills
	VP Corporate Finance and Investor Relations	Senior Managing Director, ICR
	303-222-3808	310-954-1105
	carole.buyers@gaiam.com	jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	September 30, 2010		September 30, 2009
Net revenue	$72,328	100.0%	$74,439	100.0%
Cost of goods sold	39,164	54.1%	38,628	51.9%

Gross profit	33,164	45.9%	35,811	48.1%

Selling and operating	29,161	40.3%	31,641	42.5%
Corporate, general and administration	2,930	4.1%	3,225	4.3%

Income from operations	1,073	1.5%	945	1.3%

Interest and other income	1,058	1.5%	86	0.1%

Income before income taxes	2,131	3.0%	1,031	1.4%

Income tax expense	801	1.1%	388	0.5%

Net income	1,330	1.9%	643	0.9%

Net (income) attributable to the noncontrolling interest	(478)	-0.7%	(278)	-0.4%

Net income attributable to Gaiam, Inc.	$852	1.2%	$365	0.5%

Weighted-average shares outstanding:
Basic	23,253		23,085
Diluted	23,352		23,167
Net income per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.04		$0.02
Diluted	$0.04		$0.02

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2009
Net revenue	$190,937	100.0%	$190,837	100.0%
Cost of goods sold	96,636	50.6%	92,594	48.5%

Gross profit	94,301	49.4%	98,243	51.5%

Selling and operating	85,946	45.0%	96,269	50.5%
Corporate, general and administration	8,965	4.7%	9,431	4.9%

Loss from operations	(610)	-0.3%	(7,457)	-3.9%

Interest and other income	1,197	0.6%	221	0.1%

Income (loss) before income taxes	587	0.3%	(7,236)	-3.8%

Income tax expense (benefit)	71	0.0%	(2,699)	-1.4%

Net income (loss)	516	0.3%	(4,537)	-2.4%

Net (income) loss attributable to the noncontrolling interest	(457)	-0.3%	803	0.4%

Net income (loss) attributable to Gaiam, Inc.	$59	0.0%	$(3,734)	-2.0%

Weighted-average shares outstanding:
Basic	23,212		23,370
Diluted	23,361		23,370
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.00		$(0.16)
Diluted	$0.00		$(0.16)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$40,835	$48,325
Accounts receivable, net	37,147	46,266
Inventory, net	30,801	26,872
Deferred advertising costs	2,655	1,909
Receivable and deferred tax assets	8,959	10,179
Other current assets	6,747	5,681

Total current assets	127,144	139,232

Property and equipment, net	27,788	28,217
Media library, net	15,504	12,354
Deferred tax assets, net	5,496	4,414
Goodwill	26,068	24,166
Other intangibles, net	507	652
Notes receivable and other assets	3,209	3,178

Total assets	$205,716	$212,213

Liabilities and Equity
Current liabilities:
Accounts payable	$29,695	$33,261
Accrued liabilities	8,335	11,061

Total current liabilities	38,030	44,322

Total equity	167,686	167,891

Total liabilities and equity	$205,716	$212,213